SCHEDULE “B”

VICEROY OPTION RESOLUTION

“IT IS HEREBY RESOLVED (with all insiders and their associates abstaining from voting), as an Ordinary Resolution that Viceroy Resource Corporation is authorized to adopt the Viceroy 2003 Plan, subject to regulatory approval, pursuant to which:

(a)

if the Arrangement completes, the aggregate number of Mergeco Class A Shares which may be issued pursuant to options granted to directors, officers, employees and consultants of Mergeco under the Viceroy 2003 Plan, unless otherwise approved by shareholders, may not exceed  Mergeco Class A Shares [being 10% of the issued and outstanding Mergeco Class A Shares as at the date of the completion of the Arrangement and the Private Placement]; or

(b)

if the Arrangement does not complete, the maximum number of shares which may be issued under the Viceroy 2003 Plan may not exceed  Viceroy Shares [being 10% of the issued capital as the date of the Viceroy Meeting].”

PRIVATE PLACEMENT RESOLUTION

“IT IS HEREBY RESOLVED, as an Ordinary Resolution that the Private Placement, as more particularly described in the Information Circular, is hereby approved.”

FUTURE PLACEMENT RESOLUTION

“IT IS HEREBY RESOLVED, as an Ordinary Resolution that the Future Placement Resolution, which provides that:

(a)

if the Arrangement completes, Viceroy (being Quest Capital Corp., post-Arrangement) is authorized to issue, in one or more private placements during the twelve month period commencing June 18, 2003, additional Mergeco Class A Shares and Mergeco Class B Shares equal to 100% of the Mergeco Class A Shares and Mergeco Class B Shares, respectively, outstanding immediately following completion of the Arrangement and Private Placement; and

(b)

if the Arrangement does not complete, Viceroy is authorized to issue, in one or more private placements during the twelve month period commencing June 18, 2003, additional Viceroy Shares equal to 100% of the Viceroy Shares outstanding as of June 18, 2003;

as more particularly described in and subject to the restrictions described in the Information Circular dated April 30, 2003, is hereby approved.”